Exhibit 99.1

2012 Annual Stockholders Meeting
Minutes

The 2012 Annual Meeting of the Stockholders of Metalico, Inc. (the “Company”) was called to order at 9:30 a.m. on June 6, 2012 at the Embassy Suites Buffalo Hotel in Buffalo, New York. A total of 42,066,622 shares of the Company’s common stock, representing approximately 88.5% of all issued and outstanding shares, was represented at the Meeting, constituting a quorum.

Directors Carlos E. Agüero, Chairman, President, and Chief Executive Officer of the Company; Michael J. Drury, Executive Vice President and Chief Operating Officer for PGM and Lead Operations of the Company; Bret R. Maxwell, Walter H. Barandiaran, Paul A. Garrett, and Sean P. Duffy attended. Also present were Arnold S. Graber, Executive Vice President, General Counsel and Secretary of the Company, Eric W. Finlayson, Senior Vice President and Chief Financial Officer of the Company, and Kenneth P. Mueller, Senior Vice President and Chief Operating Officer of Ferrous and Nonferrous Scrap Metal Recycling. Mr. Agüero presided as Chairman of the Meeting. Mr. Graber acted as Secretary of the Meeting.

Following the call to order, Mr. Agüero appointed Mr. Finlayson as Inspector of Elections for the Meeting. At the request of Mr. Agüero, Mr. Graber confirmed that proper notice of the Meeting had been delivered to the Stockholders. The following items establishing such notice have been filed with the Company’s corporate records:

•	A list of the holders of Common Stock of the Company as of the close of business on the Record Date of April 12, 2012, prepared by Corporate Stock Transfer, Inc., the Company’s Transfer Agent;

•	An Affidavit of Distribution of Linda Guadagnin, Supervisor, Broadridge Financial Solutions, Inc., as to the mailing, commencing on April 27, 2012, of records relating to this Annual Meeting to all stockholders of record of common stock of the Company as of the close of business on the Record Date;

•	the Company’s Proxy Statement, dated April 27, 2012;

•	the Company’s Annual Report for the fiscal year ended December 31, 2011; and

•	a Proxy for all holders of record of common stock of the Company as of the close of business on the Record Date.

Mr. Finlayson confirmed that a quorum was present. A Report and Certification of Inspector of Election and Oath of Inspector of Election executed by representatives of Broadridge Financial Solutions, Inc., the Company’s collector of proxies, has also been filed with the Company’s corporate records.

Mr. Agüero next introduced the Directors and Officers present at the Meeting.

The Chairman then reviewed the order of business for the Meeting, specifically:

1.	to elect six Directors to serve for the coming year and until their successors are elected,

2.	to ratify the selection by the Audit Committee of the Board of Directors of independent auditors for the fiscal year ending December 31, 2012, and

3.	to conduct an advisory vote on whether to approve the compensation of the Company’s named executive officers;

all such matters having been described in the Company’s Proxy Statement dated April 27, 2012. Copies of the Agenda for the Meeting and the Rules of Procedure are attached to these minutes as Exhibit A hereto. The polls were then declared open.

At Mr. Agüero’s request, Mr. Graber then presented the three proposals.

Proposal Number One called for the election of the following nominees to serve on the Board of Directors of the Company:

Carlos E. Agüero
Michael J. Drury
Bret R. Maxwell
Walter H. Barandiaran
Paul A. Garrett
Sean P. Duffy

Proposal Number One was seconded by Stockholder George Ostendorf, Sr., of Buffalo, New York.

Proposal Number Two was to ratify the Audit Committee’s selection of J.H. Cohn, LLP as the Company’s independent audit firm for the fiscal year ending December 31, 2012. Proposal Number Two was seconded by Stockholder George Ostendorf, Sr., of Buffalo, New York.

Proposal Number Three was an advisory vote on approving the compensation of the Company’s named executive officers in accordance with the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Proposal Number Three was seconded by Stockholder Charles Hussell of Derby, New York.

Mr. Graber then announced the voting standards for approval of the proposals:

•	For Proposal Number One, the election of Directors, the six persons receiving the greatest numbers of votes would be elected Directors of the Company, provided that each receives a majority vote of the outstanding shares of the Company’s stock represented at the Meeting and entitled to vote.

•	Proposal Number Two, the ratification of the Company’s independent audit firm, would be adopted if approved by the affirmative vote of a majority of the shares of the Company’s stock represented and voting at the Meeting.

•	For Proposal Number Three, the approval of the Company’s executive compensation, the choice approved by the affirmative vote of a majority of the shares of the Company’s stock represented and voting at the Meeting would be accepted as the stockholders’ recommendation.

Mr. Agüero next explained the voting and proxy procedures applicable to the proposals. He then opened the Meeting for discussion of the proposals. There being none, he declared the polls closed.

While the results were being tabulated, Mr. Agüero delivered remarks to the Stockholders on behalf of the Company’s Board of Directors and Management. A copied of his prepared remarks is attached as Exhibit B to these minutes.

At the conclusion of his remarks, Mr. Agüero opened the Meeting again for general questions and comments. Upon the conclusion of the general question session, he declared the discussion period ended and asked Mr. Finlayson to report the tabulation of voting.

Mr. Finlayson reported these vote totals:

For Proposal Number One, the election of directors:

				BROKER
	FOR	AGAINST	ABSTAIN	NON-VOTES
Carlos E. Agüero	25,466,963	2,764,961	58,274	13,776,424
Michael J. Drury	25,446,508	2,784,596	59,094	13,776,424
Bret R. Maxwell	25,050,644	3,182,111	57,443	13,776,424
Walter H. Barandiaran	23,426,838	4,804,207	59,153	13,776,424
Paul A. Garrett	25,513,714	2,717,841	58,643	13,776,424
Sean P. Duffy	25,127,179	3,098,266	64,753	13,776,424

On the basis of this count, he said, a majority of the shares of stock present and entitled to vote voted for the election of each of the Company’s nominees as Directors of the Company.

For Proposal Number Two, the ratification of the appointment of J.H. Cohn, LLP, as the Company’s independent auditors for the fiscal year ending December 31, 2012:

FOR	38,642,962
AGAINST	3,132,112
ABSTAIN	291,548

On the basis of this count, he stated, the ratification received the affirmative vote of a majority of the shares of stock present and entitled to vote.

For Proposal Number Three, the approval of the Company’s executive compensation:

FOR	24,845,411
AGAINST	3,303,430
ABSTAIN	141,357
BROKER NON-VOTES	13,776,424

On the basis of this count, he stated, the approval received the affirmative vote of a majority of the shares of stock present and entitled to vote.

Mr. Agüero then declared that the nominees for Director had been duly elected, the appointment of J.H. Cohn, LLP as the Company’s independent audit firm had been ratified, and stockholders had approved the Company’s executive and compensation and a frequency of one year.

There being no other business before the Stockholders, Mr. Agüero then adjourned the Meeting.

/s/ Arnold S. Graber

ARNOLD S. GRABER
Secretary of the Meeting

EXHIBIT A

2012 Annual Meeting
Of Stockholders

Embassy Suites Buffalo Hotel
200 Delaware Avenue
Buffalo, New York
June 6, 2012 ? 9:30 a.m.

Agenda

1.	Call to Order.

2.	Establishment of Notice and Quorum.

3.	Introductions of Directors, Officers, and Auditor.

4.	Statement of Order of Business.

5.	Opening of Polls.

6.	Introduction of Proposals; Nomination of Directors.

7.	Discussion of Proposals.

8.	Voting on Proposals.

9.	Management Remarks.

10.	Stockholder Questions and Comments.

11.	Report of Election Results.

12.	Adjournment.

Rules of Procedure

Welcome to the Annual Meeting of Stockholders of Metalico, Inc. During the Meeting, Management will report to you on the Company’s operations and votes will be taken on the items of business on the Agenda. In the interest of an orderly meeting, we ask you to observe the following rules:

1.	The Meeting will be conducted in a manner designed to accomplish the business of the Meeting in a prompt and orderly fashion and to be fair and equitable to all stockholders, but it will not be necessary to follow Roberts’ Rules of Order or any other manual of parliamentary procedure.

2.	The business of the Meeting will follow the order shown in the Agenda. You need not vote at this Meeting if you have already voted by proxy. However, if you wish to change your vote, or if you have not voted, you will be given the opportunity to request a ballot and to vote before the polls are closed.

3.	The proposals set forth in the Proxy Statement dated April 27, 2012 will be presented and discussed. Questions or comments with respect to the proposals, or which may be raised during the general stockholder question and comment period following the voting, should be limited to no more than three minutes.

4.	No one may address the Meeting until recognized by the Chairman.

5.	If you wish to speak please raise your hand so that you can be provided with a microphone. After the Chairman of the Meeting recognizes you, please stand, give your name and city of residence, and state whether you are a stockholder or hold the proxy of a stockholder.

NOTE: In order to speak at the Meeting, you must be either a stockholder of record as of April 12, 2012 or must be named in a proxy given by a stockholder of record as of April 12, 2012, and properly filed with the Secretary of the Company prior to the Meeting.

6.	Stockholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the Meeting, pertinent to matters properly before the Meeting, and briefly stated within a time limit of three minutes. The Meeting is not to be used as a forum to present general economic, political, or other views that are not directly related to the matters properly before the Meeting. Once you have spoken on a subject, please give other stockholders the opportunity to speak before asking to be recognized for a second time.

7.	If you have questions that are not related to the Meeting or that are not of concern to the stockholders generally, one of the officers present will be available to discuss the matter with you after the Meeting or at some other mutually convenient time.

8.	The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without the written permission of the Company.

EXHIBIT B

Management Remarks
By Carlos E. Agüero
Chairman, President, and Chief Executive Officer

I would like to start off by briefly reviewing the financial results of 2011, which was a relatively good year for the Company. We finished the year with record net income and record ferrous and non-ferrous scrap metal shipped.

The year’s highlights are as follows:

•	Revenues rose 19% to $661 million from $553 million.

•	Operating income decreased 11% to $32.6 million from $36.5 million.

•	Record net income of $17.4 million, compared to $13.5 million.

•	Earnings per share were $0.37, versus $0.29.

•	EBITDA was $49 million, compared to $53 million.

•	Net working capital increased $6 million to $115 million.

•	Stockholders’ equity increased 15% to $191.9 million from $167.3 million.

•	Ferrous year-over-year units sold were 534,600 gross tons in 2011 vs. 450,800 in 2010, a change of 83,800 or 19%.

•	Non-ferrous year-over-year units sold rose to 140,700,000 pounds in 2011 vs. 139,400,000 in 2010, an increase of 1,300,000 or a 1% change.

Investing in the business has never been more important in order to operate in a fast-moving, ever-changing competitive environment. As a result, 2011 represented Metalico’s biggest year for capital expansion and improvement projects, without even counting the Goodman Services purchase in February 2011. We invested almost $28 million in the business, which is beginning to produce results.

A significant portion of the capital is invested right here in the greater Buffalo market with the purchase of a 44-acre property in Hamburg and construction of a new shredder capable of producing 150,000 tons of product per year.

We completely rebuilt and paved our yard in Warren, Ohio. During the year we also bought four new cranes with grapples and magnets. We bought trucks and containers to better service our supplier base. We also bought a fleet of 96 high capacity railcars, all purchased inexpensively at scrap value. Many of the cars were in operable condition and others were refurbished and placed in service to save freight costs and to better facilitate the movement of scrap to market.

In 2012, we have continued to invest in the business. As we speak we are in the tail end of replacing the shredder box in Youngstown, Ohio. In addition, we have undertaken important environmental and storm water management improvement projects on the property.

Current capital constraints and unrealistic seller valuations inhibit our ability to be active on the acquisition front. So we continue this year with efforts concentrated on internal growth. We believe that results at the Company are definitely influenced by the talent and dedication of our people; we take great care and interest in the employees we hire, retain and promote.

The key to success in our industry is sourcing, securing scrap at purchase price levels that will produce an acceptable profit margin. Maintaining pricing discipline is of paramount importance to us and we will remain vigilant in this area. In order to access more metal, we have been recruiting experienced metal buyers and traders that bring not only industry expertise but also loyal supplier relationships.

We provide these individuals with the operating platforms and the capital resources necessary to help them secure scrap flow at our existing operations. In these times of intense competition for scrap it is critical that we develop and retain captive material supply sources that are less vulnerable to competitive pressures.

An affordable way to further penetrate our markets and secure scrap flow is to take over well-located buying yards from folks looking to retire. A good example of this approach is Skyway Auto Parts here in Buffalo, which we purchased in February. Skyway is profitably selling used auto parts and supplying feedstock to our new shredder. We will pursue more of these modestly priced transactions and grow the amount of captive scrap in our markets.

Let me summarize a few other examples of our efforts to build volume from within that are yielding positive results.

•	Metalico has expanded its operations in Northern New Jersey with leasehold improvements of nearly $1 million to a 75,000-square-foot office and warehouse facility in Elizabeth that serves as the Company’s newest scrap metal buying and processing yard. The facility also houses the Company’s New Jersey-based PGM recycling operations. The new facility buys and processes a combination of peddler, dealer, wholesale and industrial scrap. Every day we get new suppliers coming into the yard with their scrap. Procurement began in April and the Company has recruited a team of experienced scrap buyers to build the volume of metal bought in the new plant.

•	In our Pittsburgh region, we expanded the Neville Metals non-ferrous capabilities with the addition of several key metal traders and a 30,000-square-foot expansion of the non-ferrous warehouse, which now accommodates larger volumes of scrap and facilitates more efficient sorting, processing and upgrading of metal.

•	The expansion project in Buda, Texas is well under way. Our PGM processing plant there is transitioning and evolving to a full-service scrap processing facility. Site work is expected to be completed in June when we expect to start buying tin and additional ferrous grades as well as all other non-ferrous metals. The facility is strategically located between Austin and San Antonio, two of the faster growing cities in the US.

Looking ahead, our primary strategic objectives for 2012 are:

•	The successful ramp-up of new operations in Hamburg and New Jersey, and redirecting business in Buda.

•	Continued strengthening of our balance sheet and maintenance of ample liquidity to pursue all scrap buying opportunities as they arise.

•	We want to turn over inventories more quickly and manage employee safety and credit risks closely.

•	Metalico is well known within the industry, and we will build on our good reputation, as a company that operates transparently and honestly with our suppliers and provides quality service to our consumers and respects and cares for its employees.

•	Finally, we will continue to dedicate energy and resources to further advance our reputation in the industry and maintain good standing in the communities where we operate.

We will work hard to ensure that we are investing finite capital resources where we believe returns are the greatest and efforts are aligned with our strategic objectives.

I want to thank our management team and our employees for their contributions to past results and for their ongoing commitment to the Company. To the shareholders, we are grateful for your investment and support of Metalico, particularly in these more recent trying times.

Finally, a very sincere thank you to all of our board members for their contributions and unwavering support of the Company.